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                                                                     EXHIBIT (I)


                             CHARLES W. LUTTER, JR.
                          ATTORNEY AND COUNSELOR AT LAW
                                 103 Canyon Oaks
                           San Antonio, Tx. 78232-1305
                                  (210)495-5438
                                Fax (210)496-1631

                                  July 6, 2000

Board of Trustees
ICON Funds
12835 E. Arapahoe Road
Tower II, PH
Englewood, Co. 80112

Re: ICON Funds - Legal Opinion concerned the ICON Fund

Dear Sirs:

I have been asked to provide this legal opinion and consent so that ICON Funds (the "Trust") my have a current opinion to complete post-effective amendment No. 8 (the "PEA") to its registration statement on Form N-1A.

I have considered, among other things, the Trust's registration statement, trust documents. the legal opinions of Lynch, Brewer, Hoffman & Sands, LLP previously filed as exhibits to the Trust's registration statement and actions of the Trustees as furnished by the Trust.

Based on my review, I am of the opinion that shares of beneficial interest in the ICON Fund series of the Trust are duly authorized and when purchased and paid for as described in the Trust's registration statement, will be validly issued, fully paid and non-assessable.

I am delivering this letter to the Trust and no person other than the Trust may rely on it.

I hereby consent to the filing of this opinion of counsel as an exhibit to the PEA.

Sincerely,

/s/ Charles W. Lutter, Jr.

Charles W. Lutter, Jr.